PEPSICO AND QUAKER COMPLETE THEIR MERGER,
FORMING FIFTH-LARGEST FOOD AND BEVERAGE CO.

Product Portfolio Now Includes
13 Brands That Each Generate
$1 Billion or More in Retail Sales

PURCHASE, N.Y., Aug. 2, 2001 — PepsiCo said today it has completed its merger with The Quaker Oats Company, creating a $25 billion food and beverage company sharply focused on the rapidly growing consumer demand for convenience.

“This is an historic day for PepsiCo,” said Steve Reinemund, PepsiCo chairman and chief executive officer. “Since this merger was announced in December, we’ve been making plans to build a truly outstanding company that’s perfectly positioned to build on the many opportunities we see for convenient foods and beverages. We are now well prepared to make that dream a reality.”

The merger combines two strong, highly complementary businesses to form the world’s fifth-largest food and beverage company, ranked by revenues. With the merger complete, PepsiCo generates $25 billion in pro-forma annual revenues and owns 13 consumer brands that each post more than $1 billion in annual retail sales.

“Quaker brings to PepsiCo a very wide range of benefits that touch virtually every one of our businesses,” Reinemund said. “With Gatorade, we’ll add the leading isotonic brand to our beverage portfolio. Quaker’s highly-efficient broker-warehouse system will help Tropicana accelerate national distribution and growth of its shelf stable products. The Quaker brand and the company’s line of wholesome snacks give us a ideal way to expand beyond salty snacks. And bringing our companies together will create literally hundreds of millions of dollars in purchasing, manufacturing and distribution synergies.”

“We are particularly fortunate to have the benefit of the Quaker leadership team,” Reinemund said. “I believe Quaker’s leaders will enhance PepsiCo’s management strength significantly.”

Under terms of the merger, Quaker shareholders will receive 2.3 shares of PepsiCo common stock in exchange for each share of Quaker common stock they own. Based on the number of Quaker shares outstanding yesterday, PepsiCo expects to issue approximately 306 million additional shares of its common stock to Quaker shareholders. PepsiCo shareholders will continue to own their existing shares of PepsiCo common stock. Shares of the combined company, which is known as PepsiCo, will be traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “PEP”.

PepsiCo also announced it will provide additional merger-related information on the company over the next two weeks:

•	Pro-forma restated financial statements combining PepsiCo and Quaker will be posted on PepsiCo’s website by the end of Wednesday August 8.
•	A “tutorial” presentation to review the restated historical financial statements will be webcast Friday August 10 at 10AM (Eastern time).
•	A presentation by PepsiCo senior executives Steve Reinemund, Indra Nooyi and Bob Morrison will be webcast on Monday August 13 at 9AM.

The webcasts will be accessible thorough PepsiCo's website, www.pepsico.com, and will be archived for 90 days and available for replay at www.ccbn.com.

PepsiCo and Quaker announced their merger plans on Dec. 4, 2000. The Federal Trade Commission yesterday provided the final regulatory clearance required for the merger.

PepsiCo brands that each generate $1 billion or more in annual retail sales will now include: Pepsi, Mountain Dew, Diet Pepsi, Lay’s potato chips, Gatorade, Tropicana Pure Premium, Doritos, Quaker, Ruffles, 7UP (outside the U.S.), Cheetos, Mirinda and Lipton Teas.

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